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                                                                       EXHIBIT 3

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                                 S1 CORPORATION

            The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on May 19, 2000, by the Board of Directors (the "Board") of S1 CORPORATION, a Delaware corporation (the "Corporation") acting pursuant to the authority conferred upon the Board in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware (the "DGCL"):

            RESOLVED, that pursuant to authority expressly granted to, and vested in, the Board by the provisions of the amended and restated certificate of incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created a Series D Preferred Stock, as set forth below in this Certificate of Designations.

            SERIES D CONVERTIBLE PREFERRED STOCK

            The Corporation is hereby authorized to issue 244,000 shares of preferred stock, authorized pursuant to Section 4.3 of the Corporation's Certificate of Incorporation, as a series of preferred stock, which series shall be designated "Series D Convertible Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock") and shall have the following rights and preferences:

            1.      Dividends

            The holders of record of shares (the "Holders") of the Series D Preferred Stock shall not have any preference with respect to dividends over the holders of the Common Stock, but shall participate fully and equally, on an as converted basis, with the Common Stock, with respect to the payment of any and all dividends or other distributions, whenever declared and whether paid or payable in cash, the capital stock of the Corporation, the capital stock of any other entity, or any other property.

            2.      Voting

            Except as otherwise provided herein or as required by law, the Series D Preferred Stock shall vote with the shares of the Common Stock and any other class of capital stock of the Corporation having similar voting rights (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either


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case upon the following basis: each Holder of shares of Series D Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series D Preferred Stock are convertible pursuant to Section 3 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            3.      Conversion Rights

            Each share of Series D Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation, pursuant to the following terms and conditions:

                    (a) Initial Conversion Rate. Each share of Series D Preferred Stock shall be convertible into 29.283 shares of the Corporation's Common Stock (the "Initial Conversion Rate").

                    (b) Adjustment. The Initial Conversion Rate shall be adjusted from time to time, as set forth in subparagraphs (i)-(iii) below. As adjusted, the conversion rate shall be referred to as the "Effective Conversion Rate."

                              (i)       If, at any time after the issuance of
any shares of Series D Preferred Stock, the Corporation pays or makes a dividend or other distribution on any class of capital stock of the Corporation in Common Stock of the Corporation, then the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be increased by multiplying such number by a fraction, the denominator of which is the number of shares of such Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator of which is the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                              (ii)      If, at any time after the issuance of
any shares of Series D Preferred Stock, the outstanding shares of Common Stock of the Corporation are subdivided into a greater number of such shares, then the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series D Preferred Stock, the outstanding shares of Common Stock of the Corporation are combined into a smaller number of such shares, then the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be proportionately decreased, such increase or


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decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                              (iii)     The reclassification (including any
reclassification upon a merger in which the Corporation is the continuing corporation) of the Common Stock of the Corporation into securities, including other than shares of such Common Stock, shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of the Common Stock of the Corporation outstanding immediately prior to such reclassification into the number of shares of such Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, within the meaning of subparagraph (ii) above.

                              (iv)      In each case of an adjustment or
readjustment of the Initial Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series D Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Initial Conversion Rate in effect before and after such adjustment, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series D Preferred Stock.

            (c) Mechanics of Conversion. The option to convert shares of the Series D Preferred Stock into shares of Common Stock of the Corporation shall be exercisable by delivering the certificate or certificates for the shares to be converted, properly endorsed to the Corporation or in blank, along with a written notice of its intention to convert such shares, to the Secretary of the Corporation at the home office of the Corporation. The conversion of the shares of Series D Preferred Stock shall be effective as of the date on which the Corporation receives both such certificate or certificates and such notice of conversion.


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            4.      Mandatory Conversion

                    (a) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Effective Conversion Rate if (x) the average closing price per share of the Corporation's Common Stock over any 20 consecutive trading day period is equal to or more than two times the closing price for the Common Stock of the Corporation on the trading day immediately prior to the date of the Stock Purchase Agreement dated as of May 25, 2000 by and among S1 Corporation and the Purchasers identified on Exhibit A thereto, or (y) any shares of Series D Preferred Stock are outstanding on April 30, 2002.

            5.      Liquidation

            In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of Series D Preferred Stock shall be entitled to share ratably, without distinction as to class, in all of the assets of the Corporation available for distribution to holders of Common Stock, upon the basis of the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series D Preferred Stock are convertible pursuant to Section 3 above immediately prior to such liquidation, dissolution, or winding up of the Corporation.

            6.      Reservation of Common Stock

            So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall maintain a sufficient number of authorized but unissued shares of Common Stock to provide for the conversion of all outstanding shares of Series D Preferred Stock into shares of Common Stock.

            7.      Lock-up and Legend

            Each certificate representing shares of Common Stock into which shares of Series D Preferred Stock have been converted shall bear the following legends (in addition to any legend required by applicable state securities laws):

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY OTHER APPLICABLE FEDERAL SECURITIES LAWS COVERING SUCH SECURITIES OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN


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       FORM SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH
       REGISTRATION IS AVAILABLE.

            ADDITIONALLY, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SPECIFIED IN THE STOCK PURCHASE AGREEMENT DATED AS OF MAY 25, 2000 (THE "AGREEMENT") BETWEEN THE CORPORATION AND THE ORIGINAL PURCHASER, AND NO TRANSFER OF SHARES SHALL BE VALID OR EFFECTIVE ABSENT COMPLIANCE WITH SUCH RESTRICTIONS. SUBSEQUENT HOLDERS OF THIS CERTIFICATE MAY BE BOUND BY CERTAIN OF THE TERMS OF THE AGREEMENT, INCLUDING SECTIONS 4.1 AND 4.2 OF THE AGREEMENT. COPIES OF THE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION.

            The legend endorsed on a stock certificate pursuant to this Section 7, insofar as it relates to registration under the Securities Act of 1933, as amended, shall be removed and the Corporation shall issue a certificate without such legend to the holder of such shares, if such shares are registered under applicable federal securities laws and a prospectus meeting the requirements of the rules and regulations of the Securities and Exchange Commission is available or if such holder provides to the Corporation an opinion of counsel to such holder reasonably satisfactory to the Corporation, to the effect that a public sale, transfer or assignment of such shares may be made without registration and without compliance with any restrictions. The legend endorsed on a stock certificate pursuant to this Section 7, insofar as it relates to additional transfer restrictions specified herein, shall be removed upon the expiration of the applicable provisions.


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            IN WITNESS WHEREOF, S1 CORPORATION has caused this Certificate of
Designations to be made under the seal of the Corporation and signed by its duly authorized officer this 25th day of May, 2000.

                                        S1 CORPORATION

                                        By: /s/ ROBERT F. STOCKWELL
                                           ------------------------------------
                                           Name: Robert F. Stockwell
                                                -------------------------------
                                           Title: Chief Financial Officer
                                                 ------------------------------



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